Exhibit 99.1

Trilogy Metals Reports Fiscal 2023 Year End Results

VANCOUVER, BC, Feb. 9, 2024 /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE American: TMQ) ("Trilogy Metals", "Trilogy" or "the Company") announces its financial results for the year and fourth quarter ended November 30, 2023. Details of the Company's financial results are contained in the audited consolidated financial statements and Management's Discussion and Analysis in our annual report on Form 10-K which will be available on the Company's website at www.trilogymetals.com, on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Annual Financial Results

The following selected annual information is prepared in accordance with U.S. GAAP.

in thousands of dollars, except for per share amounts
Selected financial results	Year ended November 30, 2023 $	Year ended November 30, 2022 $
Exploration expense	43	47
General and administrative	1,328	1,287
Investor relations	130	183
Professional fees	1,073	998
Salaries	753	984
Salaries & directors fees – stock-based compensation	3,887	3,427
Share of loss on equity investment	7,844	17,360
Comprehensive loss for the year	(14,951)	(24,257)
Basic and diluted loss per common share	(0.10)	(0.17)

For the year ended November 30, 2023, we reported a net loss of $15.0 million (or $0.10 basic and diluted loss per common share) compared to a net loss of $24.3 million (or $0.17 basic and diluted loss per common share) in fiscal 2022. The $9.3 million decrease in comprehensive loss in the current year, when compared to fiscal 2022, is due to the decrease in our share of losses from our equity investment in Ambler Metals LLC of $9.5 million, decrease in salaries of $0.2 million and partially offset from an increase of $0.6 million in salaries and directors expense – stock-based compensation, when compared to prior fiscal year 2022. The decrease in our share of losses of Ambler Metals of $9.5 million is mainly due to the decrease in mineral property expenses over the comparative fiscal year 2022. The lack of an exploration drilling program during the 2023 summer field season resulted in decreases in drilling, engineering, and project support cost and partially offset from the increase in spending on the Ambler Access Project.

Outlook for 2024

Ambler Metals LLC ("Ambler Metals" or the "Joint Venture"), the joint venture operating company owned equally by Trilogy and South32 Limited (ASX, LSE, JSE: S32; ADR: SOUHY), had $63.8 million of cash as at the fiscal year end on November 30, 2023.  The owners have approved a budget for Ambler Metals for fiscal 2024 in the amount of $5.5 million (2023 - $9.2 million) and $2.5 million (2023 - $12.3 million) for the Ambler Access Project of which the entire amounts are funded by the Joint Venture.  The main focus of this year's $5.5 million budget for Ambler Metals is to support external and community affairs, maintain the State of Alaska mineral claims in good standing and the maintenance of physical assets.

The Company has approved a 2024 cash budget for corporate, head office, activities of approximately $2.8 million (2023 - $4.0 million).  The corporate budget consists of personnel and related costs of $0.7 million (2023 - $0.9 million), professional fees of $0.6 million (2023 - $1.5 million), investor relations and marketing costs of $0.1 million ( 2023 - $0.2 million), office related costs of $0.4 million (2023 - $0.4 million), insurance costs of $0.6 million (2023 - $0.6 million), regulatory costs of $0.3 million (2023 - $0.3 million) and exploration activities of $0.1 million (2023 - $0.1 million).  Trilogy had $2.6 million of cash at the fiscal year end on November 30, 2023.  The Company intends to finance its future budget requirements through a combination of debt and/or equity issuance.

Liquidity and Capital Resources

On April 25, 2023, the Company completed a non-brokered private placement of 5,854,545 common shares of the Company (the "Common Shares") at a price of $0.55 per Common Share for gross proceeds of $3.2 million and net proceeds of $3.1 million. Financing costs consisted of legal and stock exchange fees.

During the 2023 fiscal year, we expended $3.1 million on operating activities with the majority of cash spent on corporate salaries, professional fees related to our annual regulatory filings, annual insurance renewal, annual fees paid to the Toronto Stock Exchange and the NYSE American Exchange and with the American and Canadian securities commissions.

As at November 30, 2023, we had $2.6 million in cash and working capital (current assets less current liabilities) of $2.4 million. Management continues with cash preservation strategies to reduce cash expenditures where feasible, including but not limited to reductions in marketing and investor conferences and office expenses.  In addition, the Company's Board of Directors have agreed to take all of their fees in shares of the Company in an effort to preserve cash and increase share ownership.  The Company's senior management team are also taking a portion of their base salaries in shares of the Company to preserve cash.

All project related costs are funded by the Joint Venture. Ambler Metals is well funded to advance the Upper Kobuk Mineral Projects ("UKMP") with $63.8 million in cash and $62.4 million in working capital as at November 30, 2023. There are sufficient funds at the Joint Venture to fund an operating budget of $5.5 million and $2.5 million for the Ambler Access Project for fiscal 2024. Trilogy does not anticipate having to fund the activities of Ambler Metals until the current cash balance of $63.8 million is expended.

Future cash requirements may vary materially from current expectations. The Company will need to raise additional funds in the future to support its operations and administration expenses. Future sources of liquidity are likely in the form of an equity financing but may include debt financing, convertible debt, exercise of options, or other means. The continued operations of the Company are dependent on its ability to obtain additional financing or to generate future cash flows. There is no assurance that the Company will be able to obtain such financings or obtain them on favourable terms. These uncertainties raise substantial doubt about the Company's ability to continue as a going concern.

Qualified Persons

Richard Gosse, P.Geo, Vice President Exploration for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101. Mr. Gosse has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metal exploration and development company holding a 50 percent interest in Ambler Metals LLC, which has a 100 percent interest in the Upper Kobuk Mineral Projects in northwestern Alaska. On December 19, 2019, South32, a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts in the world. It hosts world-class polymetallic volcanogenic massive sulphide ("VMS") deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler Mining District – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within a land package that spans approximately 190,929 hectares. Ambler Metals has an agreement with NANA Regional Corporation, Inc., an Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with local communities. Trilogy's vision is to develop the Ambler Mining District into a premier North American copper producer while protecting and respecting subsistence livelihoods.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, proposed advancement of the Ambler Road Project, planned activities at the UKMP, the outlook for 2024, the Company's anticipated budget for corporate activities and the Company's ability to fund its operations and the requirement for additional funding at Ambler Metals, resource estimates, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving the outcome of pending litigation, success of exploration activities, permitting timelines, requirements for additional capital, risks pertaining to the outbreak of the coronavirus (COVID-19), government regulation of mining operations, environmental risks, prices for energy inputs, labour, materials, supplies and services, uncertainties involved in the interpretation of drilling results and geological tests, unexpected cost increases and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2023 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/February2024/09/c2959.html

%CIK: 0001543418

For further information: Company Contacts: Tony Giardini, President & Chief Executive Officer; Elaine Sanders, Vice President & Chief Financial Officer, Phone: 604-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 09-FEB-24